Exhibit 10.1

UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 299 Park Avenue New York, New York 10171	CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010 CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010

April 3, 2011

Ducommun Incorporated

23301 Wilmington Avenue

Carson, CA 90745-6209

Attention:	Anthony J. Reardon President and Chief Executive Officer

Bank and Bridge Facilities Commitment Letter

Ladies and Gentlemen:

You have advised UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBSS”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, and Credit Suisse, together with UBS and UBSS, the “Commitment Parties”, “we” or “us”) that Ducommun Incorporated, a Delaware corporation (“you” or “Borrower”), proposes to acquire (the “Acquisition”) an entity identified to us and known to us as Intrepid (the “Acquired Business”). The Acquisition will be effected pursuant to an agreement and plan of merger (the “Acquisition Agreement”) among Borrower, a wholly owned subsidiary of Borrower (“Merger Sub”) and the Acquired Business. All references to “dollars” or “$” in this agreement and the annexes and any other attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. All references to “Borrower” or “Borrower and its subsidiaries” for any period from and after consummation of the Acquisition shall include the Acquired Business.

We understand that the sources of funds required to fund the Acquisition consideration, to repay all indebtedness of Borrower and the Acquired Business and their respective subsidiaries, to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of Borrower and its subsidiaries following the Transactions will include:

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senior secured credit facilities consisting of (i) a senior secured term loan facility to Borrower of $190.0 million (the “Term Loan Facility”), as described in the Bank Facilities Summary of Principal Terms and Conditions attached hereto as Annex I (the “Bank Term Sheet”) and (ii) a senior secured revolving credit facility to Borrower of up to $40.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Bank Facilities”), as described in the Bank Term Sheet, of which Revolving Credit Facility no more than an amount to be agreed shall be drawn immediately after giving effect to the Transactions; and

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the issuance by Borrower of $200.0 million aggregate gross proceeds of unsecured senior notes (the “Notes”) pursuant to a public offering or Rule 144A or other private placement (the “Notes Offering”) or, in the event the Notes are not issued at the time the Transactions are consummated, borrowings by Borrower of $200.0 million under a senior unsecured credit facility (the “Bridge Facility” and, together with the Bank Facilities, the “Facilities”), as described in the Bridge Facility Summary of Principal Terms and Conditions attached hereto as Annex II (the “Bridge Term Sheet” and, together with the Bank Term Sheet, the “Term Sheets”).

No other financing will be required for the uses described above. Immediately following the Transactions, neither Borrower nor any of its subsidiaries will have any indebtedness or preferred equity other than the Bank Facilities, the Notes or the Bridge Facility and certain limited indebtedness to be agreed. As used herein, (i) the term “Transactions” means the Acquisition, the Refinancing (as defined below), the entering into of this Commitment Letter, the entering into of the Bank Facilities and the initial borrowings thereunder, the issuance of the Notes or the borrowings under the Bridge Facility and the payments of fees, commissions and expenses in connection with each of the foregoing and (ii) the term “Refinancing” means the repayment of all existing funded indebtedness of Borrower and the Acquired Business and their respective subsidiaries (other than certain limited indebtedness to be agreed).

Commitments.

You have requested that UBS and CS commit to provide the Facilities and that UBSS and CS Securities agree to structure, arrange and syndicate the Facilities.

Each of UBS and CS (in such capacities, collectively, the “Initial Bank Lenders”) is pleased to advise you of its several, not joint, commitment to provide 50% of the entire amount of the Term Loan Facility and 50% of the entire amount of the Revolving Credit Facility to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitments of the Initial Bank Lenders and each other Bank Lender (as defined below) hereunder are subject to the negotiation, execution and delivery of definitive documentation (the “Bank Documentation”) with respect to the Bank Facilities reasonably satisfactory to the Initial Bank Lenders and the other Bank Lenders reflecting, among other things, the terms and conditions set forth in the Bank Term Sheet, in Annex III hereto (the “Conditions Annex”) and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”). In addition, each of CS and UBS (in such capacities, collectively, the “Initial Bridge Lenders”; UBS and CS in their capacities as the Initial Bank Lenders and/or the Initial Bridge Lenders, the “Initial Lenders”) are pleased to advise you of its several, not joint, commitment to provide 50% of the entire amount of the Bridge Facility to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. It is understood and agreed that (i) UBS and UBSS will have “lead left” placement on all marketing materials relating to the Bank Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books and (ii) Credit Suisse will have “lead left” placement on all marketing materials relating to the Bridge Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books. The commitments of the Initial Bridge Lenders and each other Bridge Lender (as defined below) hereunder are subject to the negotiation, execution and delivery of definitive documentation (the “Bridge Documentation” and, together with the Bank Documentation, the “Financing Documentation”) with respect to the Bridge Facility reasonably satisfactory to the Initial Bridge Lenders and the other Bridge Lenders reflecting, among other things, the terms and conditions set forth in the Bridge Term Sheet, the Conditions Annex and the Fee Letter. You

agree that the closing date of the Transactions and the concurrent closing of the Facilities, and if applicable, the Notes Offering (the “Closing Date”) shall be a date mutually agreed upon between you and us, but in any event shall not occur until all of the terms and conditions in this Commitment Letter (including the conditions to initial funding) have been satisfied or waived in writing by the Lead Arrangers.

Without in any way limiting the provisions under “Clear Market” below or any of the conditions under this Commitment Letter, the several commitments of the Initial Bank Lenders in respect of the Term Loan Facility shall be reduced, on a dollar-for-dollar basis pro rata in accordance with their respective commitments, by the net cash proceeds of any offer and sale for cash by you or your subsidiaries of capital stock of Borrower or its subsidiaries or debt that is convertible into capital stock of Borrower or its subsidiaries after the date hereof and prior to the Closing Date pursuant to a registration statement declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Borrower or its subsidiaries) or pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”, and such offering of capital stock or debt convertible into capital stock, a “Qualified Equity Offering”).

Syndication.

It is agreed that UBSS and CS Securities will act as the exclusive joint advisors, arrangers and bookmanagers for the Facilities, and, in consultation with you, will exclusively manage the syndication of the Facilities, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles (in such capacities, the “Lead Arrangers”). It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained in this Commitment Letter and the Fee Letter in order to obtain its commitment to participate in such Facilities, in each case unless you and we so agree.

The Lead Arrangers reserve the right, prior to or after execution of the Bank Documentation, in consultation with you, to syndicate all or a portion of the Initial Bank Lenders’ commitments to one or more institutions that will become parties to the Bank Documentation (the Initial Bank Lenders and the institutions becoming parties to the Bank Documentation with respect to all or a portion of the Bank Facilities, the “Bank Lenders”). The Lead Arrangers reserve the right, prior to or after the execution of the Bridge Documentation, to syndicate all or a portion of the Initial Bridge Lenders’ commitments to one or more institutions that will become parties to the Bridge Documentation (the Initial Bridge Lenders and the institutions becoming parties to the Bridge Documentation, the “Bridge Lenders” and, together with the Bank Lenders, the “Lenders”). Each Initial Lender agrees not to syndicate any of the commitments with respect to the Facilities to those financial institutions and other entities that have been specified by you in a separate letter (which references this Commitment Letter) delivered to the Initial Lenders on or prior to the date of such Initial Lenders’ signing of this Commitment Letter (such financial institutions and other entities referred to as “Disqualified Parties”). Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, the Initial Lenders will not be relieved of all or any portion of their commitments hereunder prior to the Closing Date and, unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date. Without limiting your obligations to assist with syndication efforts as set forth herein, the Initial Lenders agree that completion of such syndications is not a condition to their commitments hereunder.

The Lead Arrangers will exclusively manage, in consultation with you, all aspects of the syndication of the Facilities, including selection of additional Lenders (that are not Disqualified Parties), determination of when the Lead Arrangers will approach potential additional Lenders, awarding of any naming rights and the final allocations of the commitments in respect of the Facilities among the additional Lenders. You agree to, and to use commercially reasonable efforts to cause the Acquired Business to (including with a covenant to such effect in the Acquisition Agreement), actively assist the Lead Arrangers in achieving a timely syndication of the Facilities that is reasonably satisfactory to the Lead Arrangers and the Lenders participating in such Facilities. To assist the Lead Arrangers in their syndication efforts, you agree that you will, and will use commercially reasonable efforts to cause your representatives and advisors that are not employees and the Acquired Business and its representatives and advisors to, until the earlier of (1) 90 days after the Closing Date and (2) a Successful Syndication (as defined in the Fee Letter), (a) promptly prepare and provide all financial and other information as we may reasonably request with respect to you, the Acquired Business, your and their respective subsidiaries and the Transactions, including but not limited to financial projections (the “Projections”) relating to the foregoing, (b) provide copies of any due diligence reports or memoranda prepared at your direction or at the direction of any of your affiliates by legal, accounting, tax or other advisors in connection with the Acquisition (subject to the delivery of customary non-disclosure agreements reasonably acceptable to the Lead Arrangers), (c) use commercially reasonable efforts to ensure that such syndication efforts benefit materially from your existing lending relationships and those of the Acquired Business and your and its respective subsidiaries, (d) make available to prospective Lenders your senior management and advisors and the senior management and advisors of the Acquired Business and your and its respective subsidiaries at times and locations mutually agreed upon, (e) host, with the Lead Arrangers, one or more meetings with prospective Lenders under each of the Facilities, at times and locations mutually agreed upon, (f) assist the Lead Arrangers in the preparation of one or more confidential information memoranda reasonably satisfactory to the Lead Arrangers and other marketing materials to be used in connection with the syndication of each of the Facilities and (g) obtain, at your expense, monitored public corporate credit/family ratings of Borrower and ratings of the Facilities and the Notes from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) (the “Ratings”) and to participate actively in the process of securing such ratings, including having your senior management and senior management of the Acquired Business meet with such rating agencies at times and locations mutually agreed upon.

At our request, you agree to prepare or cause to be prepared a version of the information package and presentation and other marketing materials to be used in connection with the syndication that do not contain material non-public information concerning Borrower or the Acquired Business, their respective affiliates or their securities. In addition, you agree that unless specifically labeled “Private — Contains Non-Public Information” by you prior to any dissemination of which you have reasonable prior notice to prospective Lenders in connection with the syndication of the Facilities, no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an Internet website (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning Borrower or the Acquired Business, their respective affiliates or their securities.

Information.

You hereby represent and covenant that (but only to your knowledge with respect to information regarding the Acquired Business or any of its subsidiaries) (a) all written information (other than the Projections, other forward looking information and information of a general economic or industry nature) that has been or will be made available to us or any of the Lenders by you, the Acquired Business or any of your or its respective representatives in connection with the Transactions (the “Information”), when taken as a whole, when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading (after giving effect to all supplements and updates thereto so long as any such supplements and updates were made prior to the time of reliance on such Information by the Lead Arrangers) and (b) the Projections that have been or will be made available to us or any of the Lenders by you, the Acquired Business or any of your or its respective representatives in connection with the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that projections by their nature are inherently uncertain, and are subject to uncertainties and contingencies, many of which are beyond your control, and no assurances are being given by you that the results reflected in the Projections will be achieved). You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or use commercially reasonable efforts to promptly supplement any Information or Projections in respect of the Acquired Business or any of its subsidiaries), the Information and Projections so that such representations will be correct at such time. You also agree to promptly advise us and the Lenders of all developments materially affecting Borrower, the Acquired Business, any of their respective subsidiaries or affiliates or the Transactions promptly after your becoming aware of such developments. In issuing the commitments hereunder and in arranging and syndicating the Facilities, we are and will be using and relying on the Information without independent verification thereof.

Compensation.

As consideration for the commitments of the Lenders hereunder with respect to the Facilities and the agreements of the Lead Arrangers to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Term Sheets and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

Conditions.

The commitments of the Initial Lenders hereunder with respect to each of the Facilities and the agreements of the Lead Arrangers to perform the services described herein may be terminated by the Lead Arrangers if (i) there has been any Material Adverse Effect (as defined below) on the Acquired Business and its Subsidiaries since January 2, 2011; or (ii) any condition set forth in either Term Sheet or the Conditions Annex is not satisfied; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation) other than those that are expressly stated to be conditions to the commitments or the initial funding under the Facilities on the Closing Date (and upon satisfaction of such conditions, the initial funding under the Facilities shall occur, except as amounts funded thereunder may be reduced as a result of a Qualified Equity Offering or the offering of the Notes).

As used in this paragraph and the foregoing paragraph, (i) “Material Adverse Effect” means with respect to any Person, any change, effect, development or event that (a) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole or (b) materially impairs the ability of such Person and its Subsidiaries to consummate, or prevents or materially delays, the Acquisition or any of the other transactions contemplated by the Acquisition Agreement or would reasonably be expected to do so; provided, however, that, subject to the last proviso of this sentence, in the case of clause (a) only, no changes, effects, developments or events resulting from, arising out of, or attributable to, any of the following shall be deemed to be or constitute a “Material Adverse Effect” or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by the Acquisition Agreement, the identity of the Borrower or the performance or compliance with the terms of the Acquisition Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships), (D) any failure, in and of itself, of such Person to meet internal forecasts, budgets or financial projections or fluctuations, in and of themselves, in the trading price or volume of such Person’s common stock (it being understood that the facts, event, circumstances or occurrences giving rise or contributing to such failure or fluctuations may be deemed to be, constitute, or be taken into account when determining the occurrence of, a Material Adverse Effect), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date of the Acquisition Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, or (F) any changes in Applicable Law or GAAP (or any interpretation thereof); provided further, however, that, with respect to clauses (A), (B), (E), and (F), the impact of such changes, effects, developments or events is not materially and disproportionately adverse to such Person and its Subsidiaries; (ii) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; (iii) “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person; (iv) “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, its Subsidiaries or any of their respective assets, as the same may be amended from time to time unless expressly specified otherwise in the Acquisition Agreement; (v) “GAAP” means United States generally accepted accounting principles consistently applied; and (vi) “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Acquired Business, its subsidiaries and its businesses the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or Merger Sub) have the right to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties relating as to corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation not conflicting with charter documents or law, solvency, Federal Reserve margin regulations, validity, priority and perfection of security interests (subject to paragraph 2 of the Additional Bank Facilities Conditions section of the Conditions Annex), status of debt under the applicable Facility as senior debt, the Patriot Act and the Investment Company Act.

Clear Market.

From the date of this Commitment Letter until the earlier of (1) 90 days after the Closing Date and (2) a Successful Syndication of each of the Facilities and, if later, of the distribution of the Notes, you will ensure that no debt securities or bank financing for Borrower, the Acquired Business or any of your or its respective subsidiaries is announced, syndicated or placed without the prior written consent of the Lead Arrangers if such financing, syndication or placement would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the Transactions.

Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless the Commitment Parties and the other Lenders and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions or the providing or syndication of the Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding; provided that any legal expenses shall be limited to the expenses of one counsel for all Indemnified Persons taken as a whole and a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated; provided, further, that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable (i) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction (a) to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person or any Related Indemnified Person or (b) to have arisen from a material breach of the obligations of such Indemnified Person under this Commitment Letter or the Fee Letter or (ii) to any dispute solely among Indemnified Persons other than (x) any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and (y) any claims arising out of any act or omission on the part of you or your affiliates. In the case of an investigation, action or proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such investigation, action or proceeding is brought by you, your equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Facilities or any of the Transactions is consummated. To the extent legally permitted to do so and to the extent doing so will not violate any confidentiality or contractual obligations applicable to it, each Commitment Party agrees to use commercially reasonable efforts to inform you of the existence of any actions or proceedings known to it that are brought against it with respect to which it will be seeking indemnification hereunder, provided that the failure to so inform you shall not in any way affect your indemnification obligations hereunder. You also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Commitment Letter, the Fee Letter, the Facilities or any of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s or any of its Related Indemnified Person’s gross negligence or willful misconduct. It is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person), and that each Initial Lender shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Lender. We agree that none of you and your subsidiaries, directors, officers, employees, advisors and agents shall be liable to us for any special, indirect, consequential or punitive damages arising from the Facilities; provided however that the foregoing shall not in any way limit your indemnification obligations to any Indemnified Person. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person or any of its Related Indemnified Persons as determined by a final and non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person; provided, that it is expressly agreed that we may withhold our consent to any settlement that does not satisfy the conditions set forth in (i) and (ii) of this sentence. In addition, if the Closing Date occurs, you hereby agree to reimburse us and each of the Lenders from time to time upon demand for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses of the counsel to the Commitment Parties identified in the Term Sheets and of a single local counsel to the Commitment Parties in each jurisdiction determined to be reasonably necessary or advisable by the Commitment Parties, appraisal, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter, the Financing Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver).

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (i) any controlling person or controlled affiliate of such Indemnified Person and (ii) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter or the syndication of the Facilities.

Confidentiality.

This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that (i) such existence and contents may be disclosed (a) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (including as required by the rules, regulations, schedules and forms of the Securities and

Exchange Commission (the “SEC”) in connection with any filings made with the SEC in connection with the Transactions; provided, however, that it is agreed that the Fee Letter will not be filed with the SEC in connection with any such disclosure without our prior written consent), or as requested by a governmental authority (in which case, to the extent permitted by law, rule or regulation, you agree to inform us promptly thereof), (b) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the Transactions and (c) as provided in a written consent from the Commitment Parties, (ii) the Term Sheets and the existence of this Commitment Letter (but not this Commitment Letter, the contents of this Commitment Letter, the Fee Letter or the contents of the Fee Letter) may be disclosed to any rating agency in connection with the Transactions and (iii) you may disclose, on a confidential basis, the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the Facilities or prospectus or offering memorandum related to the Notes (or any debt securities or loans issued pursuant to, or as contemplated by, the Fee Letter). In addition, this Commitment Letter and, so long as redacted in a manner reasonably acceptable to the Commitment Parties, the Fee Letter may be disclosed to the Acquired Business and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the Transactions.

Each Commitment Party will use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter or other services agreed in writing and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law, rule or regulation, agrees to inform you reasonably promptly thereof), (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination), (iii) to the extent that such information becomes publicly available other than by reason of a breach of this paragraph, (iv) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (v) to the extent that such information is independently developed by such Commitment Party or any of its affiliates, (vi) to such Commitment Party’s affiliates and its partners, officers, directors, employees, legal counsel, advisors, independent auditors and other experts, agents or representatives who are informed of the confidential nature of such information, (vii) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (viii) for purposes of establishing a “due diligence” defense; (ix) to ratings agencies; (x) to any other party hereto; (xi) in connection with the exercise of any remedies hereunder or under any other Financing Documentation or any action or proceeding relating to this Commitment Letter or the Fee Letter or any other Financing Documentation or the enforcement of rights hereunder or thereunder; or (xii) with your consent. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in Financing Documentation upon the execution and delivery thereof and in any event shall terminate one year from the date hereof.

Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to Borrower, the Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

No Fiduciary Relationship.

You hereby acknowledge that we are acting solely as agents, lenders, bookrunners or arrangers, as applicable, in connection with the Facilities. You further acknowledge that we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Facilities, either before or after the date hereof. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Facilities or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Facilities, and that any opinions or views expressed by us to you regarding the Transactions, including but not limited to any opinions or views with respect to the price or market for your or your subsidiaries’ debt, do not constitute advice or recommendations to you or any of your subsidiaries. You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the Transactions or any matters leading up to the execution of this Commitment Letter or the Financing Documentation.

Governing Law, Etc.

This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of us and the Lenders, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that each Initial Lender may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates; provided the Initial Lenders will not be relieved of all or any portion of their commitments hereunder prior to the Closing Date unless agreed in writing by you. The rights of each of the Lead Arrangers in their capacity as such shall be retained exclusively by such Lead Arranger or its affiliates. Such rights may not be, directly or indirectly, encumbered or assigned in any manner to any other person (other than its affiliates) without the consent of each other Lead Arranger. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to Borrower, the Acquired Business, or any of your or its respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the Transactions. We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential information in accordance with the section entitled “Confidentiality” above.

This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by any Commitment Party to make any oral or written statements or agreements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Borrower and the Acquired Business, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter prior to 2:00 a.m., Los Angeles time, on April 4, 2011 (the “Deadline”). This Commitment Letter and the commitments of the Lenders hereunder and the agreement of the Lead Arrangers to provide the services described herein are also conditioned upon your acceptance of this Commitment Letter and the Fee Letter, and our receipt of executed counterparts hereof and thereof prior to the Deadline. Upon the earliest to occur of (A) the execution and delivery of the Financing Documentation by all of the parties thereto, (B) September 30, 2011, if the Financing Documentation shall not have been executed and delivered by all such parties, and the initial borrowings thereunder shall not have occurred, prior to that date and (C) if earlier than the date set forth in clause (B), the date of termination of the Acquisition Agreement, the commitments of the Lenders hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Lenders and the Lead Arrangers shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions in this Commitment Letter and the Fee Letter shall survive termination of any or all of the commitments of the Lenders hereunder. The provisions under the headings “Syndication” and “Clear Market” above shall survive the execution and delivery of the Financing Documentation.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS LOAN FINANCE LLC

By:	/s/ Kevin T. Plaff
Name:	Kevin T. Plaff
Title:	Executive Director

By:	/s/ Kristine Shryock
Name:	Director and Counsel
Title:	Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Kevin T. Plaff
Name:	Kevin T. Plaff
Title:	Executive Director

By:	/s/ Kristine Shryock
Name:	Director and Counsel
Title:	Region Americas Legal

Bank and Bridge Facilities Commitment Letter

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ SoVonna Day-Goins
Name:	SoVonna Day-Goins
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Managing Director

By:	/s/ Sanja Gazahi
Name:	Sanja Gazahi
Title:	Associate

Bank and Bridge Facilities Commitment Letter

Accepted and agreed to as of the date first written above:

DUCOMMUN INCORPORATED

By:	/s/ Anthony J. Reardon
Name:	Anthony J. Reardon
Title:	President and Chief Executive Officer

Bank and Bridge Facilities Commitment Letter

ANNEX I

BANK FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	Ducommun Incorporated, a Delaware corporation (“Borrower”). Borrower will own all of the equity interests of the Acquired Business on the Closing Date.

Joint Lead Arrangers and Joint Bookrunners:	UBS Securities LLC (“UBSS”) and Credit Suisse Securities (USA) LLC (“CS Securities”, and together with UBSS, the “Lead Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities, including UBS Loan Finance LLC (“UBS”) and Credit Suisse AG, acting through such of its affiliates or branches as it deems appropriate (“CS”), arranged by the Lead Arrangers (collectively, the “Lenders”).

Administrative Agent, Collateral Agent and Issuing Bank:	UBS AG, Stamford Branch.

Swingline Lender:	UBS Loan Finance LLC.

Type and Amount of Facilities:	Term Loan Facility:

A term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $190.0 million, as such amount may be reduced as a result of the consummation of a Qualified Equity Offering.

Revolving Credit Facility:

A revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $40.0 million.

The Term Loan Facility and the Revolving Credit Facility are herein referred to collectively as the “Bank Facilities.”

Purpose:	Proceeds of the Term Loan Facility (and, if any, of a Qualified Equity Offering) and not more than an amount to be mutually agreed of the Revolving Credit Facility will be used on the

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Closing Date to finance a portion of the Acquisition consideration and the Refinancing and to pay fees, commissions and expenses in connection therewith. Following the Closing Date, the Revolving Credit Facility will also be used by Borrower and its subsidiaries for working capital and general corporate purposes.

Maturity Dates:	Term Loan Facility: 6 years from the Closing Date.

Revolving Credit Facility: 5 years from the Closing Date.

Availability:	Term Loan Facility: Upon satisfaction or waiver of the conditions precedent to drawing specified herein, a single drawing may be made on the Closing Date of the full amount of the Term Loan Facility.

Revolving Credit Facility: Upon satisfaction or waiver of conditions precedent to drawing specified herein, borrowings may be made at any time on or after the Closing Date to but excluding the business day preceding the maturity date of the Revolving Credit Facility. No more than an amount to be agreed of the Revolving Credit Facility may be drawn as of the Closing Date.

Letters of Credit:	Not more than an amount to be agreed of the Revolving Credit Facility will be available for letters of credit, on terms and conditions to be set forth in the Bank Documentation. Each letter of credit shall expire not later than the earlier of (i) 12 months after its date of issuance and (ii) five business days prior to the maturity date of the Revolving Credit Facility (the “Letter of Credit Expiration Date”); provided that, subject to the terms of the Bank Documentation, a letter of credit may provide that it shall automatically renew for additional periods but in any event not beyond the Letter of Credit Expiration Date.

Subject to the terms of the Bank Documentation, drawings under any letter of credit shall be reimbursed by Borrower on the same business day. To the extent that Borrower does not so reimburse the Issuing Bank, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Swingline Facility:	An amount to be agreed of the Revolving Credit Facility will be available for swingline borrowings, on terms and conditions to be set forth in the Bank Documentation.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Amortization:	Term Loan Facility: The Term Loan Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Term Loan Facility, with the balance payable on the maturity date.

Revolving Credit Facility: None.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or, after the Closing Date, LIBOR (unless the Initial Bank Lenders otherwise agree that the loans initially funded on the Closing Date may bear interest at LIBOR), as described below (except that all swingline borrowings will accrue interest based on the Base Rate):

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The Base Rate is defined, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the prime commercial lending rate of UBS AG, as established from time to time at its Stamford Branch and (iii) LIBOR for an interest period of one-month beginning on such day plus 1%; provided that the Base Rate shall be deemed to be not less than 2.25% per annum.

Base Rate borrowings will be in minimum amounts to be agreed upon and (other than swingline borrowings) will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed to by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) prior to the completion of syndication of the Facilities (as determined by UBS and notified to Borrower), the interest period shall be one month and (ii) LIBOR shall be deemed to be not less than 1.25% per annum. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest and Fees:	Upon the occurrence and during the continuance of an event of default (after the election of the Administrative Agent or the Required Lenders) or a payment default or bankruptcy default, interest will accrue (i) in the case of principal on any loan, at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other outstanding amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Revolving Credit Facility, and will be payable on demand.

Interest Margins:	The applicable Interest Margin will be the basis points set forth in the following table:

	Base Rate Loans	LIBOR Loans
Term Loan Facility	2.25%	3.25%
Revolving Credit Facility	2.25%	3.25%

If (a) the public corporate credit/family rating of Borrower as of the Closing Date is (i) less than B1 (stable or positive outlook) by Moody’s or (ii) less than B+ (stable or positive outlook) by S&P or (b) public corporate credit/family ratings have not been obtained from both Moody’s and S&P on or prior to the Closing Date, each of the Interest Margins in the table above shall be increased by 25 basis points.

Commitment Fee:	A Commitment Fee shall accrue on the unused amounts of the commitments under the Revolving Credit Facility. Such Commitment Fee will be 0.75% per annum. Accrued Commitment Fees shall accrue from the Closing Date and will be payable quarterly in arrears (calculated on a 360-day basis) and on the date of termination of commitments.

Letter of Credit Fees:	Borrower will pay (i) the Issuing Bank a fronting fee equal to 12.5 basis points per annum and (ii) the Lenders under the Revolving Credit Facility letter of credit participation fees equal to the Interest Margin for LIBOR Loans under the Revolving

Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit. In addition, Borrower will pay the Issuing Bank customary issuance, amendment and other fees.

Mandatory Prepayments:	The Term Loan Facility shall be prepaid in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of all or any part of the assets of Borrower or any of its subsidiaries after the Closing Date other than dispositions of inventory in the ordinary course of business and other than amounts reinvested in assets to be used in Borrower’s business within 12 months of such disposition and subject to other exceptions to be agreed, (b) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than the Notes or other Qualifying Subordinated Debt (to be defined in the Bank Documentation) which refinances borrowings under the Bridge Facility and other exceptions to be agreed, (c) 100% of all casualty and condemnation proceeds received by Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed and (d) 50% of excess cash flow of Borrower and its subsidiaries (to be defined in a manner to be agreed), subject to stepdowns to 25% and 0% based upon leverage ratios to be agreed; provided that any voluntary prepayments of loans (including loans under the Revolving Credit Facility to the extent accompanied by permanent reductions of the commitments thereunder) made with internally generated cash flow shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

Optional Prepayments:	Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs and except as set forth below) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Prepayment Premium:	In the event that, within one year of the Closing Date, (a) the Term Loan Facility is refinanced with the proceeds of indebtedness with a lower applicable margin or yield than that applicable to the Term Loan Facility or (b) the Term Loan Facility is repriced with a lower applicable margin or yield than that applicable to the Term Loan Facility through an amendment, and a lender under the Term Loan Facility does not approve of such amendment and its term loans are mandatorily assigned to a lender that does approve of such amendment, then any of the foregoing refinancings or assignments shall be made at 101% of the principal amount so refinanced or assigned.

Application of Prepayments:	Prepayments will be applied to scheduled amortization payments (i) in the case of optional prepayments, as directed by Borrower and (ii) in the case of mandatory prepayments, on a pro rata basis

(inclusive of the payment due upon maturity of the Term Loan Facility).

Guarantees:	The Bank Facilities will be fully and unconditionally guaranteed on a joint and several basis by all of the existing and future direct and indirect wholly-owned domestic subsidiaries of Borrower (collectively, the “Guarantors”). Borrower hereby agrees that prior to the Closing Date it shall not issue, sell, dispose of or otherwise distribute any equity interests of any of its direct or indirect domestic subsidiaries (including, without limitation, Merger Subsidiary (as defined in the Acquisition Agreement)) to the extent that any such issuance, sale, disposition or distribution would adversely affect the providing of a guarantee of the Bank Facilities or a grant of security therefor by any such subsidiary.

Security:	The Bank Facilities and any hedging or cash management obligations to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected first priority pledges of all of the equity interests in each of Borrower’s direct and indirect domestic subsidiaries (other than domestic subsidiaries that are direct or indirect subsidiaries of foreign subsidiaries) and of 65% of the equity interests in each of Borrower’s direct foreign subsidiaries, and perfected first priority security interests in and mortgages on all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, material owned real property, material leased real property (subject to the Borrower’s inability to provide material leased real property as collateral after its use of commercially reasonable efforts to do so), deposit accounts and proceeds of the foregoing) of Borrower and the Guarantors, wherever located, now or hereafter owned, subject to the last sentence of this paragraph. All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent, and none of the collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon. Assets will be excluded from the collateral in circumstances to be agreed and in circumstances where the Administrative Agent reasonably determines in writing that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby.

Incremental Facilities:	The Bank Documentation will permit Borrower to add one or more incremental term loan facilities to the Bank Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $75.0 million; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence (or, in the case of any Incremental Revolving Facility, assuming that the Revolving Credit Facility and such Incremental Revolving Facility were fully drawn as of the date such Incremental Revolving Facility was established) and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Loan Facility, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facility, (vi) the interest margins for the Incremental Term Facility shall be determined by Borrower and the Lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility are greater than the Interest Margins for the Term Loan Facility by more than 50 basis points, then the Interest Margins for the Term Loan Facility shall be increased to the extent necessary so that the interest margins for the Term Loan Facility are equal to the Interest Margins for the Incremental Term Facility, less 50 basis points; provided, further, that in determining the Interest Margins applicable to the Term Loan Facility and the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the Term Loan Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) the effect of any “LIBOR floors” or “Base Rate floors” shall be included and (z) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the Term Loan Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded and (vii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (iv) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent.

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the Bank Facilities will be limited to those set forth in the Commitment Letter and in Annex III to the Commitment Letter and the accuracy in all material respects (unless the relevant representation is already qualified by materiality, in which case such representation must be true in all respects) of the Acquisition Agreement Representations and the Specified Representations.

Conditions to Each Borrowing:	Conditions precedent to each borrowing or issuance under the Bank Facilities will be limited to (1) the absence of any continuing default or event of default (other than with respect to the borrowings on the Closing Date only), (2) subject, in the case of borrowings on the Closing Date only, to the limitations set forth in the penultimate sentence under “Conditions” in the Commitment Letter, the accuracy in all material respects of all representations and warranties (unless such representation is already qualified by materiality, in which case such representation must be true in all respects), (3) receipt of a customary borrowing notice or letter of credit request, as applicable, and (4) there being no legal bar to the lenders making the loan or the issuance.

Representations and Warranties:

Representations and warranties will apply to Borrower and its subsidiaries, will be subject to materiality levels and/or exceptions to be negotiated and reflected in the Bank Documentation, and are limited to the following:

Accuracy and completeness of financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of the Bank Documentation; no conflict with law or material contractual obligations; governmental authorization; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; Foreign Corrupt Practices Act; export control matters; equity interests and subsidiaries; environmental matters; solvency; accuracy and completeness of disclosure; Patriot Act and anti-terrorism law compliance; creation and perfection of security interests; labor matters; use of proceeds; insurance; and delivery of documents in connection with the Acquisition.

Affirmative Covenants:

Affirmative covenants will apply to Borrower and its subsidiaries, will be subject to thresholds and/or exceptions to be negotiated and reflected in the Bank Documentation and will be limited to the following:

Delivery of financial statements and reports (including annual reports, quarterly financial reports, quarterly reports relating to project backlog, financial officer’s certificates, public reports,

management letters, budgets and documents and other information reasonably requested by the Administrative Agent); delivery of notices of default, litigation and other material events; payment of obligations and taxes; continuation of business and maintenance of existence, properties and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation, FCPA, export control regulations and ERISA); maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; agreement to hold annual meetings of Lenders; use of proceeds; further assurances (including, without limitation, with respect to security interests in after acquired-property and addition of subsidiaries as guarantors); information regarding collateral; commercially reasonable efforts to maintain public corporate credit/family ratings of Borrower and ratings of the Facilities from Moody’s and S&P (but not to maintain a specific rating); and agreement to establish an interest rate protection program and/or have fixed rate financing on a percentage to be determined of the aggregate funded indebtedness of Borrower and its subsidiaries, but in any event, which percentage shall not exceed 50% of such aggregate funded indebtedness.

Negative Covenants:	Negative covenants will apply to Borrower and its subsidiaries and will be subject to thresholds and/or exceptions to be negotiated and reflected in the Bank Documentation and will be limited to the following:

	1.	Limitation on dispositions of assets and changes of business and ownership; provided that the Borrower shall be permitted to sell its receivables pursuant to non-recourse forward receivables sales programs on terms and conditions to be mutually agreed.

	2.	Limitation on mergers and acquisitions.

	3.	Limitations on dividends, stock repurchases and redemptions and other restricted payments.

	4.	Limitation on indebtedness (including guarantees and other contingent obligations and including the requirement to subordinate intercompany indebtedness on terms reasonably satisfactory to the Lead Arrangers) and preferred stock and prepayment, amendment and redemption thereof.

	5.	Limitation on loans, investments and advances.

	6.	Limitation on liens and further negative pledges.

	7.	Limitation on transactions with affiliates.

	8.	Limitation on sale and leaseback transactions.

	9.	Limitation on capital expenditures.

	10.	Limitation on restrictions affecting subsidiaries.

	11.	No modification or waiver of charter documents of Borrower and its subsidiaries and instruments governing subordinated indebtedness in any manner materially adverse to the Lenders without the consent of the Required Lenders.

	12.	No change to fiscal year.

	13.	Limitation on issuance or sale of (i) Disqualified Capital Stock (to be defined) and (ii) equity of subsidiaries to third parties.

	14.	Limitation on creation of subsidiaries that will not be Guarantors.

	15.	Limitations to ensure compliance with anti-terrorism laws.

Financial Covenants:	A maximum total leverage ratio covenant will apply to Borrower and its consolidated subsidiaries and will apply solely to the Revolving Credit Facility.

The foregoing covenant will be tested only if, at any time during the relevant fiscal quarter, (i) (a) the sum of any amounts outstanding under the Revolving Credit Facility (including swingline borrowings) plus (b) the amount drawn under any Letters of Credit exceeds $1,000,000; or (ii) the aggregate amount of outstanding Letters of Credit exceeds $5,000,000.

Events of Default:	Events of default will be subject to materiality levels, default triggers, cure periods and/or exceptions to be negotiated and reflected in the Bank Documentation and will be limited to the following: nonpayment, breach of representations and covenants, cross-defaults, loss of lien on collateral, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of control (to be defined). A breach of a financial covenant shall only constitute an Event of Default under the Revolving Credit Facility, and not an Event of Default under the Term Loan Facility, until the earlier of (x) the date that is 45 days after the date such Event of Default occurred and is continuing with respect to the Revolving Credit Facility and (y) the date on which the Administrative Agent or the Lenders under the Revolving

Credit Facility have accelerated the Revolving Credit Facility or have commenced the exercise of remedies with respect to the Revolving Credit Facility (such period referred to herein as the “Standstill”).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Bank Facilities. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and Borrower, which consents shall not be unreasonably withheld; provided that no consent of Borrower shall be required (i) for an assignment to an existing Lender or an affiliate of an existing Lender, (ii) during an event of default or (iii) prior to the completion of the primary syndication of the Bank Facilities (as determined by the Lead Arrangers) (it being understood and agreed that as per the terms of the Commitment Letter, the Lenders will not syndicate the Bank Facilities to Disqualified Parties); and provided further that the Borrower shall be deemed to have consented to any assignment in respect of the Bank Facilities if it has not objected thereto within five business days after written notice thereof. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Bank Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bank Facilities (except as to certain basic issues).

Term loans issued pursuant to the Term Loan Facility may be purchased and assigned on a non-pro rata basis through Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with procedures to be agreed (the “Debt Buyback”) and subject to restrictions and other customary limitations to be agreed so long as (i) no default or event of default has occurred and is continuing, (ii) the loans purchased are immediately cancelled, (iii) no proceeds from loans under the Revolving Loan Facility shall be used to fund such purchases and assignments, (iv) at the time of and after giving effect to such purchase and assignment, availability under the Revolving Loan Facility plus unrestricted cash and cash equivalents at the Borrower and the Guarantors shall not be less than an amount to be agreed, and (v) no other material benefits in connection with the Facilities Documents are received (other than the non-pro rata loan repayment).

Expenses and Indemnification:	All reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of the counsel to the Commitment Parties identified in this Term Sheet and of a single local counsel to the Commitment Parties in each jurisdiction determined to be reasonably necessary or advisable by the Commitment Parties) and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Commitment Parties, the Administrative Agent, the Collateral Agent and the Issuing Bank associated with the syndication of the Bank Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the Bank Facilities are to be paid by Borrower.

Borrower will indemnify the Lenders, the Commitment Parties, the Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of one counsel for all indemnified persons taken as a whole and a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such person or such person’s controlled affiliates, officers and directors.

Yield Protection, Taxes and Other Deductions:

The Bank Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office and other exceptions set forth in the Bank Documentation). The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders and the Administrative Agent, as the case may be.

Required Lenders:	Lenders holding at least a majority of total loans and commitments under the Bank Facilities (“Required Lenders”), with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total loans and commitments under the Bank Facilities; provided however that amendments, modifications, terminations or waivers of the financial covenants (other than changes to the definitions related thereto and other than changes to the Standstill, each of which shall require the affirmative vote of the Required Lenders) shall only require the consent of lenders holding at least a majority of total loans and commitments under the Revolving Credit Facility.

Governing Law and Forum:	The laws of the State of New York, except as to real estate and certain other collateral documents required to be governed by local law. Each party to the Bank Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Commitment Parties, the Administrative Agent, the Issuing Bank and the Collateral Agent:	Latham & Watkins LLP.

ANNEX II

BRIDGE FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	Ducommun Incorporated, a Delaware corporation (“Borrower”). Borrower will own all of the equity interests of the Acquired Business on the Closing Date.

Joint Lead Arrangers and Joint Bookrunners:	Credit Suisse Securities (USA) LLC (“CS Securities”) and UBS Securities LLC (“UBSS” and, and together with CS Securities, the “Lead Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Credit Suisse AG, acting through such of its affiliates or branches as it deems appropriate (“CS”) and UBS Loan Finance LLC (“UBS”), arranged by the Lead Arrangers.

Administrative Agent:	CS (in such capacity, the “Administrative Agent”).

Type and Amount of Bridge Facility:	$200.0 million senior unsecured bridge loan facility (the “Bridge Facility”).

Purpose:	Proceeds of borrowings under the Bridge Facility (the “Initial Loans”) will be used to finance a portion of the Acquisition and the Refinancing and to pay fees, commissions and expenses in connection therewith.

Conversion into Extended Term Loans:	If any Initial Loan has not been repaid in full on or prior to the first anniversary of the Closing Date (the “Rollover Date”), whether or not an Accelerated Rollover Event (as defined in the Fee Letter) has occurred, subject to payment of the Conversion Fee (as defined in the Fee Letter) and unless Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, the Initial Loans shall automatically be converted into term loans (each, an “Extended Term Loan” and, together with the Initial Loans, the “Loans”) maturing on the 7th anniversary of the Closing Date (the “Final Maturity Date”), subject to the Lenders’ rights to convert Initial Loans into Exchange Notes as set forth below. Any Initial Loan not converted into an Extended Term Loan on the Rollover Date shall mature on the Rollover Date.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Exchange into Exchange Notes:	Each Lender of an Initial Loan or Extended Term Loan that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Exhibit A) will have the option, at any time on or after the Rollover Date (in the case of an Extended Term Loan) or the occurrence of an Accelerated Rollover Event (in the case of an Initial Loan), to receive notes (the “Exchange Notes”) in exchange for such Initial Loans or Extended Term Loans having the terms set forth in the term sheet attached hereto as Exhibit A; provided that a Lender may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Exhibit A under “Principal Amount” have been satisfied. In connection with each such exchange, Borrower shall (i) deliver to the Lender that is receiving Exchange Notes, and to such other Lenders as the Initial Bridge Lenders request, an offering memorandum of the type customarily utilized in an offering of high yield securities under Rule 144A of the Securities Act of 1933, as amended (“Rule 144A”) covering the resale of such Exchange Notes by such Lenders, in such form and substance as reasonably acceptable to Borrower and the Initial Bridge Lenders, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by the Initial Bridge Lenders, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lenders and such certificates as the Initial Bridge Lenders may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Initial Bridge Lenders and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Lenders and are customary for Rule 144A debt offerings in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities under Rule 144A.

Availability:	Upon satisfaction of conditions precedent to drawing specified in the Commitment Letter and the annexes thereto and compliance with the provisions under “Take-out Financing” and, if a Take-Out Demand is delivered, “Take-out Demand”, in the Fee Letter, a single drawing may be made on the Closing Date of the full amount of the Bridge Facility.

Interest:	Unless an Accelerated Rollover Event has occurred, the Initial Loans will initially accrue interest at a rate per annum equal to the three-month London Interbank Offered Rate (“LIBOR”) as determined by the Administrative Agent for a corresponding U.S. dollar deposit amount (adjusted quarterly) plus a spread (the “Spread”). The Spread will be 675 basis points if the Notes are rated at least B3 (stable or positive outlook) by Moody’s and at least B- (stable or positive outlook) by S&P. If the ratings in the preceding sentence are not obtained and met, the Spread will initially be 750 basis points. If the Initial Loans are not repaid in full within 30 days following the Closing Date, the Initial Loans will thereafter accrue interest at the Total Cap (as defined in the Fee Letter). LIBOR will be adjusted for maximum statutory reserve requirements (if any); provided that LIBOR shall be deemed to be not less than 1.25% per annum.

Interest on the Initial Loans will be payable in arrears at the end of each three-month period and at the Rollover Date and upon the occurrence of an Accelerated Rollover Event.

Extended Term Loans will accrue interest at the Total Cap.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Upon the occurrence and during the continuance of an event of default or a payment default, interest will accrue on the amount of any loan or other amount outstanding under the Bridge Facility at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Bridge Facility and will be payable on demand; provided that after the Rollover Date, the Initial Loans (i.e., if the conditions to conversion into Extended Term Loans are not satisfied) will accrue interest at a rate of 2.0% per annum in excess of the Total Cap.

Mandatory Prepayment:	Borrower will be required, prior to an Accelerated Rollover Event, to prepay Initial Loans, and on or after an Accelerated Rollover Event, offer to prepay Initial Loans and Extended Term Loans, on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of assets of Borrower or any of its subsidiaries after the Closing Date, other than dispositions of inventory in the ordinary course of business and other exceptions to be agreed and subject to reinvestment rights to be agreed, (b) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than exceptions to be agreed, (c) 100% of the net proceeds received from the issuance of common equity by, or equity contributions to, Borrower after the Closing Date, other than exceptions to be agreed, and (d) 100% of all casualty and condemnation proceeds received by Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed. The foregoing prepayment obligation (other than the obligation to prepay pursuant to clause (b) with proceeds from issuance of Notes or other Qualifying Subordinated Debt (to be defined in the Bridge Documentation)) shall be subject to prior prepayment of the Bank Facilities if required thereunder. Notwithstanding the foregoing, in the event that any Lender purchases debt securities from the Borrower pursuant to a Take-out Demand, the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Initial Loans held by such Lender or affiliate prior to being applied to prepay the Initial Loans held by other Lenders.

Optional Prepayments:

Prior to the issuance of a Take-out Demand, the Initial Loans may be prepaid, in whole or in part, at the option of Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

Until the 4th anniversary of the Closing Date, prepayment of Extended Term Loans and, following the issuance of a Take-out Demand, the Initial Loans will be subject to a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, Extended Term Loans will be prepayable at the option of Borrower at a premium equal to 50% of the coupon on the Extended Term Loans, declining ratably to par thereafter.

In addition, Extended Term Loans and, following the issuance of a Take-out Demand, Initial Loans will be prepayable at the option of Borrower prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of Borrower at a premium equal to the coupon on Extended Term Loans; provided that after giving effect to such prepayment at least 65% of the aggregate principal amount of Initial Loans and Extended Term Loans originally made shall remain outstanding.

Guarantees:	The Bridge Facility will be guaranteed on a senior basis by each subsidiary of Borrower that guarantees the Bank Facilities.

Security:	None.

Ranking:	Pari passu with Bank Facilities.

Conditions to Borrowing:	Conditions precedent to borrowing under the Bridge Facility will be limited to those set forth in the Commitment Letter and in Annex III to the Commitment Letter and the accuracy in all material respects (unless the relevant representation is already qualified by materiality, in which case such representation must be true in all respects) of the Acquisition Agreement Representations and the Specified Representations.

Representations and Warranties:	Substantially the same as those in the Bank Documentation, with such changes as are necessary or appropriate for the Bridge Facility.

Affirmative and Negative Covenants:	Substantially the same as those in the Bank Documentation, with such changes as are necessary or appropriate for the Bridge Facility, as well as compliance with the obligation to cause the Take-out Financing to be consummated promptly following issuance of the Take-out Financing and to pay the Conversion Fee on the Rollover Date; provided that restrictive covenants will be incurrence-based consistent with high yield instruments; provided further, however, that the debt, liens and restricted payments covenants may be more restrictive than the corresponding covenants contained in the Bank Documentation.

Financial Covenants:	None.

Events of Default:	Events of default will be subject to materiality levels, default triggers, cure periods and/or exceptions to be negotiated and reflected in the Bridge Documentation and will be limited to the following: nonpayment, breach of representations and covenants, cross-payment default and cross-acceleration, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of control (to be defined).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility (subject to limitations on assignments to Disqualified Parties in connection with the syndication of the Bridge Facility). Assignments will require payment of an administrative fee to the Administrative Agent. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

Expenses and Indemnification:	All reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of the counsel to the Commitment Parties identified in this Term Sheet and of a single local counsel to the Commitment Parties in each jurisdiction determined to be reasonably necessary or advisable by the Commitment Parties and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Lenders, the Commitment Parties and the Administrative Agent associated with the syndication of the Bridge Facility and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the Bridge Facility are to be paid by Borrower.

Borrower will indemnify the Lenders, the Commitment Parties and the Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of one counsel for all indemnified persons taken as a whole, a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such person.

Yield Protection, Taxes and Other Deductions:	The Bridge Documentation will contain tax and yield protection provisions substantially similar to those set forth in the Bank Documentation.

Requisite Lenders:	Lenders holding at least a majority of total loans and commitments under the Bridge Facility, with certain modifications or amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Loans and commitments under the Bridge Facility.

Governing Law and Forum:	The laws of the State of New York. Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Commitment Parties and the Administrative Agent:	Latham & Watkins LLP.

Exhibit A to

ANNEX II

Summary of Principal Terms and Conditions

of Exchange Notes

Capitalized terms used but not defined herein have the meanings given (or incorporated by reference) in the Summary of Principal Terms and Conditions of the Bridge Facility to which this Exhibit A is attached.

Issuer:	Borrower will issue Exchange Notes under an indenture which complies with the Trust Indenture Act (the “Indenture”). Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as Initial Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans (on the earlier of (x) the Rollover Date and (y) the occurrence of an Accelerated Rollover Event) or the Extended Term Loans (at any time after issuance of such Extended Term Loans). The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Loans or the Extended Term Loans for which it is exchanged. In the case of the initial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $25.0 million.

Maturity:	The Exchange Notes will mature on the Final Maturity Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Total Cap (taking into account any increase in the Total Cap resulting from an Accelerated Rollover Event) and will be payable semi-annually in arrears.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:	In the event of a payment default on the Exchange Notes, interest on the Exchange Notes will accrue at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:	Same as Initial Loans.

Mandatory Offer to Purchase:	The Issuer will be required to offer to purchase the Exchange Notes upon a Change of Control (to be defined in the Indenture) at 101% of the principal amount thereof plus accrued interest to the date of purchase.

Optional Redemption:	Until the 4th anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Exchange Notes, declining ratably to par thereafter.

In addition, Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of Borrower at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Registration Rights:	The Issuer will be required to:

• within 60 days after the Rollover Date, file a registration statement for an offer to exchange the Exchange Notes for publicly registered notes with identical terms;

• use its reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 days after the Rollover Date;

• complete the exchange offer within 180 days after the Rollover Date; and

• file a shelf registration statement for the resale of the Exchange Notes if it cannot complete an exchange offer within those time periods listed above and in certain other circumstances.

If the Issuer does not comply with these obligations (a “Registration Default”), the Issuer shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.50% per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.50% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum.

In addition, unless and until the Issuer has consummated the exchange offer and, if required, caused the shelf registration statement to become effective, the holders of the Exchange Notes

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will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder and, after the Exchange Notes are registered pursuant to the provisions described under “Registration Rights,” to any person or entity; provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Covenants:	Those typical for an indenture governing a high yield note issue of a new issuer.

Events of Default:	Those typical for an indenture governing a high yield note issue of a new issuer.

Governing Law:	The laws of the State of New York.

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ANNEX III

CONDITIONS TO CLOSING1

The commitment of the Lenders under the Commitment Letter with respect to each of the Facilities, the agreements of the Commitment Parties to perform the services described in the Commitment Letter, the consummation of the Transactions and the funding of the Facilities are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth immediately below in items (1) through (7).

1. The Commitment Parties shall have reviewed, and be satisfied with, the Acquisition Agreement and the disclosure schedules and exhibits thereto (it being understood that the Commitment Parties are satisfied with the final draft of the Acquisition Agreement, final draft of the disclosure schedules and final draft of the exhibits, in each case received by counsel to the Lead Arrangers at 8:25 p.m. Pacific time on April 3, 2011). The Acquisition and the other Transactions shall be consummated substantially concurrently with the initial funding of the Facilities in accordance with the foregoing final draft of the Acquisition Agreement, without any waiver or amendment thereof or any consent thereunder that would materially adversely affect the Commitment Parties (it being understood and agreed that (a) any change in the purchase price and/or (b) any waiver or amendment of any condition contained therein regarding any rejection or disapproval by the SEC of any of the material terms or conditions of that certain Offer of Settlement of the Acquired Business executed by the Acquired Business on March 18, 2011, is deemed to materially adversely affect the Commitment Parties) unless consented to by the Commitment Parties. Immediately following the Transactions, neither Borrower nor any of its subsidiaries (including, for the avoidance of doubt, the Acquired Business and its subsidiaries) shall have any indebtedness or preferred equity other than certain limited indebtedness to be agreed, and no default shall exist under any material indebtedness of Borrower or any of its subsidiaries. The Commitment Parties shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Financing Documentation.

2. The Commitment Parties shall have received (i) promptly after available, audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (x) Borrower for each of the last three fiscal years ending December 31, 2010 and (y) the Acquired Business for each of the last three fiscal years ending more than 60 days prior to the Closing Date (the “Audited Financial Statements”), (ii) promptly after available and in any event within 45 days after the end of each fiscal quarter since the date of the most recent audit for each of the Borrower and the Acquired Business, unaudited consolidated balance sheets and related statements of income and cash flows of each of Borrower and the Acquired Business for such fiscal quarter, for the period elapsed from the beginning of the most recent fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (iii) a pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA (“Pro Forma EBITDA”), for the last fiscal year covered by the

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex III is attached.

Audited Financial Statements and for the latest four-quarter period ending with the latest period covered by the Unaudited Financial Statements, promptly after the historical financial statements for such periods are available, in each case after giving effect to the Transactions and (iv) forecasts of the financial performance of Borrower and its subsidiaries (x) on an annual basis, through 2018 and (y) on a quarterly basis for the next eight quarters. The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States. The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the SEC.

3. To the extent required by the Acquisition Agreement, all necessary governmental and material third party approvals in connection with the Transactions shall have been obtained and shall be in effect or any such requirement shall be waived in accordance with the Acquisition Agreement (other than any such approvals, the failure of which to obtain could not reasonably be expected to materially adversely affect (in the Commitment Parties’ reasonable determination) the interests of the Commitment Parties or as approved in writing by the Commitment Parties). Without limiting the foregoing, to the extent required by the Acquisition Agreement, all requisite shareholder approvals and consents required by applicable law or the transactional documents with respect to the Acquisition Agreement and the governing documents of Borrower necessary to effect the merger contemplated by the Acquisition Agreement shall have been obtained and shall be in full force and effect.

4. The Lenders shall have received all opinions, certificates and closing documentation customarily delivered to lenders for transactions of this type as the Commitment Parties shall reasonably request, in form and substance reasonably satisfactory to the Commitment Parties, including but not limited to a solvency certificate in substance reasonably satisfactory to the Lenders and substantially in the form attached as Annex IV or, in lieu thereof, at the option of Borrower, a solvency opinion from a nationally recognized valuation firm.

5. At least five business days prior to the Closing Date, Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

6. All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Lenders, the Commitment Parties, the Administrative Agent or the Collateral Agent shall have been paid to the extent due.

7. All of the requirements referred to in the Commitment Letter under “Syndication” shall have been satisfied, the Closing Date shall not occur less than 25 consecutive days after the delivery to the Lead Arrangers of the final confidential information memorandum referred to therein and the Borrower shall have obtained the Ratings prior to the commencement of such consecutive 25 day period; provided that such consecutive 25 day period must either (a) end on or prior to June 30, 2011, (b) begin on or after July 5, 2011 and end on or prior to August 19, 2011 or (c) begin on or after September 6, 2011 and end on or prior to September 27, 2011; provided further that, notwithstanding the foregoing, such 25 consecutive day period referred to above shall be reduced to (x) 15 consecutive business days solely with respect to a syndication of the Facilities beginning on July 5, 2011 so long as the Lead Arrangers have received such a final confidential information memorandum by June 28, 2011 and (y) 22 consecutive days solely with respect to the period set forth in the preceding clause (c).

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Additional Bank Facilities Conditions

In addition, the commitment of the Lenders under the Commitment Letter with respect to the Bank Facilities and the funding of the Bank Facilities are subject to the following additional conditions precedent set forth below.

1. Prior to or concurrently with the initial borrowings under the Bank Facilities, Borrower shall have received gross proceeds of $200.0 million either from the issuance and sale of the Notes or from borrowings under the Bridge Facility (as such amount may be reduced by underwriting fees or any issuance of the Notes with original issue discount).

2. All documents and instruments required to perfect the Collateral Agent’s security interest in the collateral described under the heading “Security” in the Bank Term Sheet shall have been executed and delivered and, if applicable, be in proper form for filing, and none of such collateral shall be subject to any other pledges, security interests or mortgages, except customary permitted liens and other limited exceptions permitted under the Bank Documentation; provided, however, that, with respect to any such collateral the security interest in which may not be perfected by filing of an intellectual property security agreement with the relevant United States patent, trademark or copyright office, filing of a UCC financing statement, or possession of such collateral, if the perfection of the Collateral Agent’s security interest in such collateral may not be accomplished prior to the Closing Date without undue burden or expense or after your use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the Bank Facilities if Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a period after the Closing Date reasonably acceptable to the Commitment Parties.

Additional Bridge Facility Conditions

In addition, the commitment of the Lenders under the Commitment Letter with respect to the Bridge Facility and the funding of the Bridge Facility are subject to the following additional conditions precedent set forth below.

1. Prior to or concurrently with the borrowings under the Bridge Facility, the Bank Documentation shall have been executed and delivered, and Borrower shall have received aggregate gross proceeds of $190.0 million from borrowings under the Term Loan Facility (as such amount may be reduced due to a Qualified Equity Offering or any permitted original issue discount).

2. Borrower shall have engaged the Investment Bank referred to in the Fee Letter to place the Securities referred to therein. The Borrower shall have complied with the provisions under the captions “Take-out Financing” and, if a Take-out Demand is delivered, “Take-out Demand”, in the Fee Letter. Without limitation of the foregoing, Borrower shall have (i) prepared a customary preliminary prospectus, offering memorandum or private placement memorandum (all as determined by, and in a form reasonably satisfactory to, the Investment Bank but in any event including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act) except, in the event the Securities will not be offered and sold in a registered offering, for a consolidating footnote to the financial statements for guarantors and non-guarantors and any other exceptions customary for a Rule 144A offering) relating to the Notes, and thereafter prepared supplements to or a final version of such prospectus, offering memorandum or private placement

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memorandum (promptly upon request by, and in a form reasonably satisfactory to, the Investment Bank) (collectively, the “Offering Document”) and delivered such Offering Document not less than 25 consecutive days prior to the Closing Date (it being understood that (A) if any of the financial information in the Offering Document becomes “stale” under the applicable provisions of Regulation S-X during any such 25 consecutive day period, then such period shall be deemed not to have occurred and a new 25 consecutive day period shall only commence upon delivery of an Offering Document that does not contain any such “stale” financial information and (B) the consecutive 25 day period must either (a) end on or prior to June 30, 2011, (b) begin on or after July 5, 2011 and end on or prior to August 19, 2011 or (c) begin on or after September 6, 2011 and end on or prior to September 27, 2011; provided that, notwithstanding the foregoing, such 25 consecutive day period shall be reduced to 22 consecutive days solely with respect to the period set forth in the preceding clause (c)), (ii) delivered customary “comfort letters” (including customary “negative assurances”) from the independent registered public accountants of Borrower and the Acquired Business with respect to the financial information of Borrower and the Acquired Business contained in the Offering Document, (iii) caused the senior management and other representatives of Borrower and the Acquired Business to provide access in connection with due diligence investigations and to participate in a customary high-yield “road show,” for a consecutive 25 day period commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”) (provided that such consecutive 25 day period must either (a) end on or prior to June 30, 2011, (b) begin on or after July 5, 2011 and end on or prior to August 19, 2011 or (c) begin on or after September 6, 2011 and end on or prior to September 27, 2011; provided that, notwithstanding the foregoing, such 25 consecutive day period shall be reduced to (x) 15 consecutive business days solely with respect to a roadshow beginning on July 5, 2011 so long as the Lead Arrangers have received such a final Offering Document by June 28, 2011 and (y) 22 consecutive days solely with respect to the period set forth in the preceding clause (c)) and (iv) the Borrower shall have obtained the Ratings in respect of the Notes prior to the commencement of such consecutive 25 day period (or such consecutive 22 day period solely with respect the preceding clause (c)). To the extent the Take-out Financing is not consummated on or prior to the Closing Date, this condition shall continue as a covenant following the Closing Date (with the references to specific dates and periods being updated and disregarded as necessary).

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ANNEX IV

FORM OF SOLVENCY CERTIFICATE

for

DUCOMMUN INCORPORATED

AND ITS SUBSIDIARIES

                    , 2011

Pursuant to Section [    ] of the [insert description of credit agreement] (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the undersigned hereby certifies, solely in its capacity as chief financial officer of Borrower, and not individually, as follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.	In reaching the conclusions set forth in this certificate, I have conducted such reviews, analyses and inquiries reasonably deemed necessary or appropriate under the circumstances. In conducting my review and analysis, and as a basis for arriving at the conclusions in this certificate, I utilized methodologies, procedures, and considerations deemed relevant and customary under the circumstances. I also assessed general economic, industry, market, financial and other conditions and my experience in general.

3.	As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and issuance of each Letter of Credit and after giving effect to the application of the proceeds of each Loan and each Letter of Credit:

a.	The fair value of the assets of each Loan Party, at a fair valuation, exceeds its debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of each Loan Party is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Each Loan Party is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	Each Loan Party does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

For purposes of this certificate, the amount of any contingent liability at anytime shall be computed as the amount that would reasonably be expected to become an actual and matured liability, and any subrogation and/or contribution rights will be considered in determining the amount of such liability.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in its capacity as chief financial officer of Borrower, on behalf of Borrower, as of the date first stated above.

DUCOMMUN INCORPORATED

By:
Name:
Title:

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